Exhibit 4

                                 SBC COMMUNICATIONS CAPITAL CORPORATION,

                                 as Issuer and Registrant of Securities,

                                         SBC COMMUNICATIONS INC.,

                           as Issuer and Registrant of Obligations Pursuant to

                                          the Support Agreement

                                                   AND

                                          THE BANK OF NEW YORK,

                                                 Trustee





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                                      Second Supplemental Indenture

                                        Dated as of June 30, 2000



                                               TO INDENTURE
                                       Dated as of February 1, 1987

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     Second Supplemental Indenture, dated as of June 30,
2000 among SBC Communications Capital Corporation, a
Delaware corporation ("Capital Corporation"), SBC
Communications Inc., a Delaware corporation ("SBC"), and The
Bank of New York, a trust company duly organized and validly existing under the laws of the State of New York
("Trustee").

      Recitals of Capital Corporation and SBC.
     Capital Corporation and SBC have heretofore executed and delivered to the Trustee an Indenture, dated as of February 1, 1987, as supplemented by the First Supplemental Indenture, dated as of October 1, 1990 (the "Indenture"), providing for the issuance from time to time of its unsecured debentures, notes and other evidences of indebtedness (herein and therein called the "Securities"), to be issued in one or more series as in the Indenture provided.

     Section 9.01 of the Indenture provides, among other things, that Capital Corporation, SBC and the Trustee, at any time and from time to time, may enter into an indenture supplemental to the Indenture without consent of any Securityholder for the purpose of complying with Section 5.01 of the Indenture relating to a merger of Capital Corporation.

     Pursuant to Section 5.01 of the Indenture, Capital may not consolidate with, or merge into, or be merged into any person, unless the person is a corporation organized under the laws of the United States, any State thereof or the District of Columbia, the person assumes by supplemental indenture all the obligations of Capital Corporation under the Securities and any coupons appertaining thereto and under the Indenture and, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

     SBC pursuant to the foregoing authority, proposes in and by this Second Supplemental Indenture to assume all the obligations of Capital Corporation under the Indenture with respect to the Securities of all series outstanding on the date hereof in order to permit the merger of Capital Corporation into SBC pursuant to the resolutions of the Board of Directors of SBC duly adopted on June 30, 2000, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.



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     All things  necessary  to make this Second  Supplemental  Indenture a valid agreement of Capital Corporation and SBC, in accordance with its terms, have been done.

     For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed as follows for the equal and ratable benefit of the Holders of the Securities:

                             ARTICLE I

     Pursuant to Section 5.01, the Indenture is hereby amended as follows:
        1. SBC is hereby directly assuming all the obligations of Capital Corporation under the Securities and any coupons appertaining thereto and under the Indenture.

        2. SBC shall succeed to and be substituted for and may exercise every right and power of Capital Corporation under the Indenture with the same effect as if SBC had been named as Capital Corporation therein.

        3. Capital Corporation shall be released of all obligations under the Indenture.

        4. This Second Supplemental Indenture complies with Article 5 of the Indenture. All conditions precedent provided in Article 5 of the Indenture relating to this assumption and succession have been complied with.

                            ARTICLE II

               This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.


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

               IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective seals to be hereunto affixed and attested, all as of the date first above written.

                                      SBC Communications Capital Corporation
                                      By:   /s/ Roger W.  Wohlert
                                                Roger W.  Wohlert
                                          Senior Vice President and Treasurer
(Seal)
Attest:
/s/ Wayne A.  Wirtz
Wayne A.  Wirtz
Secretary
                                      SBC Communications Inc.
                                      By: /s/ Donald E.  Kiernan
                                              Donald E.  Kiernan
                                          Senior Executive Vice President,
                                          Chief Financial Officer and Treasurer
(Seal)
Attest:
/s/ Wayne A.  Wirtz
Wayne A.  Wirtz
 Assistant Secretary
                                        The Bank of New York
                                        By:   /s/ Remo J.  Reale
                                             Remo J. Reale
(Seal)                                  Vice President
Attest:
/s/ Mary LaGumina
Mary LaGumina
Vice President

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